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                                                                    Exhibit 3.19

                          CERTIFICATE OF INCORPORATION
                                       OF
                            RADIO UNICA NETWORK, INC.

     THE UNDERSIGNED, in order to form a Corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify, that:

     FIRST: The name of the Corporation is RADIO UNICA NETWORK, INC.

     SECOND: The registered agent and the address of the Corporation's registered office in the State of Delaware are Incorporating Services, Ltd., 15
E. North Street, Dover, Delaware, Kent County, 19901.

     THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which Corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares which the Corporation shall have the authority to issue is 5,000 shares of capital stock. All shares shall have a par value of $.01 each.

     FIFTH: Stockholders may, by simple majority vote, adopt, alter, amend and/or repeal from time to time the bylaws of the Corporation which shall govern to the extent not inconsistent with any statute, the Certificate of Incorporation or any valid agreement among the shareholders.

     SIXTH: The directors of the Corporation shall not be personally liable to the Corporation or to stockholders or any other person for monetary damages for breach of fiduciary duties as a director, and are fully indemnified and held harmless by the Corporation to the fullest extent permitted under 8.Del. C 145 of the General Corporation Law of Delaware.


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     SEVENTH: The incorporator of the Corporation is Sharon R. Liebman whose address is 701 Brickell Avenue, Suite 3000, Miami, Florida 33131. The powers of the incorporator are to terminate upon the nomination by the incorporator of the initial Board of Directors, which shall be vested with all authority and powers authorized under the General Corporate Law of Delaware.

     IN WITNESS WHEREOF, I have hereunto subscribed my name this 30th day of December, 1997.

                              /s/ Sharon R. Liebman
                              -------------------------------
                              Sharon R. Liebman
                              Sole Incorporator


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